CONSENT OF INDEPENDENT ACCOUNTANTS


To the Board of Trustees of Global High Income Portfolio:



We consent to the inclusion of Post Effective Amendment No. 7 to the Registration Statement of Global High Income Portfolio, on Form N1-A (File No. 811-7302) of our report dated December 15, 1997 on our audit of the financial statements and supplementary data of the above referenced Portfolios which report is included in the Annual Report to Shareholders for the year ended October 31, 1997 which is included in the Post Effective Amendment to the Registration Statement.


We also consent to the reference to our Firm under the caption, "Financial Statements."




                                          /s/ Coopers & Lybrand L.L.P.
                                          ----------------------------
                                          COOPERS & LYBRAND L.L.P.


Boston, Massachusetts